Exhibit (a)(2)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust. The name of the statutory trust is NB Asset-Based Credit Fund.

2.	Amendment to Certificate of Trust: The Certificate of Trust of NB Asset-Based Credit Fund is hereby amended by changing the name of the Trust to “Neuberger Asset-Based Credit Fund.”

3.	Effective Date. This Certificate of Amendment shall be effective April 30, 2026.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on the 28th day of April, 2026 A.D.

By:	/s/ James D. Bowden
Trustee

Name:	James D. Bowden